Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated November 16, 2011

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Commodity Exchange Traded Notes
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Description

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB
Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity
Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares
DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost- effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity IndexTM. The Long and Double Long ETNs are
based on the Optimum YieldTM version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

Investors can buy and sell the PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may redeem the PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Index History(1)

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Long Index Weights

As Of: 14-Nov-2011
Commodity          Contract Expiry Date Weight %
Light Crude            20-Jun-2012        35.75
Heating Oil            31-May-2012        20.35
Corn                   14-Dec-2012        10.58
Gold                   27-Feb-2012         9.97
Aluminium              19-Sep-2012        12.69
Wheat                  13-Jul-2012        10.66

Short Index Weights

As Of: 14-Nov-2011
  Commodity        Contract Expiry Date Weight %
Aluminium             19-Dec-2012         12.5
Corn                  14-Dec-2012         10.44
Gold                  27-Dec-2012          9.96
Heating Oil           30-Dec-2011         20.4
Light Crude           20-Dec-2011         36.02
Wheat                 14-Dec-2012         10.67

DB Commodity ETN and Index Data

DB Commodity ETN Symbols

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance.

DEE Financial Details

Ticker: DEE
Last Update          15-Nov-2011
                     04:30 PM
Price                27.89
DEE Index Level*     433.38339
Indicative Intra-day 28.52
Value **
Last end of day      28.89686
Value ***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DEE
*** Last end of day DEE RP

DYY Financial Details

Ticker: DYY
Last Update          15-Nov-2011
                     04:30 PM
Price                9.77
DYY Index Level*     549.19404
Indicative Intra-day 9.79
Value **
Last end of day      9.67967
Value ***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DYY
*** Last end of day DYY RP

DDP Financial Details

Ticker: DDP
Last Update          15-Nov-2011
                     04:30 PM
Price                30.10
DYY Index Level*     433.38339
Indicative Intra-day 29.98
Value **
Last end of day      30.17516
Value ***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DDP
*** Last end of day DDP RP

DPU Financial Details

Ticker: DPU
Last Update          15-Nov-2011
                     04:30 PM
Price                18.15
DPU Index Level*     549.19404
Indicative Intra-day 18.10
Value **
Last end of day      17.99417
Value ***
Last date for end    14-Nov-2011
of day Value

Data Source: www.nyse.com (Data delayed 20 minutes)
* Indicative intra-day and Index closing
** Indicative intra-day value of the DPU
*** Last end of day DPU RP

Contact Information

Any questions please call
1-877-369-4617

The inception date of the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan.
12, 2004. The inception date of the Index's Optimum Yield version is May 24,
2006. ETN Performance is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Commodity ETNs, less the investor fee. The Long and Double Long
ETNs are based on the Deutsche Bank Liquid Commodity Index -- Optimum YieldTM,
and the Short and Double Short Commodity ETNs are based on the standard version of the Deutsche Bank Liquid Commodity Index (the "Commodity Indexes"). The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2)The PowerShares DB Commodity ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB
Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity
ETNs is zero, your Investment will expire worthless.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity Double
Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Commodity ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Commodity ETNs that you may repurchase directly from Deutsche
Bank AG, London Branch, as specified in the applicable pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs.
Sales in the secondary market may result in losses.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Commodity Double Short         DEE
Commodity Double Long          DYY
Commodity Short                DDP
Commodity Long                 DPU

Details

ETN price at initial listing   $25.00
Inception date                 4/28/08
Maturity date                  4/1/38
Yearly investor fee            0.75%
Listing exchange               NYSE Arca
Standard DB Commodity          DBLCMACL
Index symbol
OY(TM) DB Commodity Index      DBLCOYER
symbol

CUSIP symbols

Commodity Double Long          25154H475
Commodity Long                 25154H459
Commodity Short                25154H467
Commodity Doubl Short          25154H483

Intraday Intrinsic Value Symbols

Commodity Double Short         DEEIV
Commodity Double Long          DYYIV
Commodity Short                DDPIV
Commodity Long                 DPUIV

Risks(2)

o Non-principal protected
o Leveraged losses
o Subject to an investor fee
o Limitations on repurchase
o Concentrated exposure to commodities

Benefits

o Leveraged and short notes
o Relatively Low Cost
o Intraday access
o Listed
o Transparent
o Tax treatment(3)

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations(2)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. Investing in the PowerShares DB
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.